Exhibit 99.1

April 20, 2022	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of

$1.30 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2022:

•	Significant Income and Expense Items: During the three months ended March 31, 2022, the Company recorded interest income of $415,000 related to net deferred fee income accretion on Paycheck Protection Program (PPP) loans. This compared to $1.2 million of net fee income recorded in the three months ended March 31, 2021. Net fees are accreted over the loan term with remaining deferred fees recorded in interest income when the loans are paid off by the borrower or by the Small Business Administration (SBA) when the loans are forgiven. At March 31, 2022, remaining net deferred fees related to approximately $1.5 million of PPP loans totaled $88,000. In addition, for the three months ended March 31, 2022, the Company’s recorded $500,000 of non-interest income due to a one-time bonus award from our debit card processor based on meeting certain volume thresholds.
•	Total Loans: Total loans, excluding mortgage loans held for sale, increased $103.7 million, or 2.5%, from $4.08 billion at December 31, 2021 to $4.18 billion at March 31, 2022. This increase was primarily in other residential (multi-family) loans, commercial real estate loans and one- to four-family residential loans, partially offset by a decrease in construction loans.
•	Asset Quality: Non-performing assets and potential problem loans totaled $7.1 million at March 31, 2022, a decrease of $938,000 from $8.0 million at December 31, 2021. At March 31, 2022, non-performing assets were $5.2 million (0.10% of total assets), a decrease of $821,000 from $6.0 million (0.11% of total assets) at December 31, 2021.
•	Net Interest Income: Net interest income for the first quarter of 2022 decreased $823,000 (or approximately 1.9%) to $43.3 million compared to $44.1 million for the first quarter of 2021. Net interest margin was 3.43% for the quarter ended March 31, 2022, compared to 3.41% for the first quarter of 2021.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2022, the Company’s Tier 1 Leverage Ratio was 11.2%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 15.3%. In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of April 19, 2022, approximately 750,000 shares remained available in our stock repurchase authorization.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2022, were $1.30 per diluted common share ($17.0 million available to common shareholders) compared to $1.36 per diluted common share ($18.9 million available to common shareholders) for the three months ended March 31, 2021.

For the quarter ended March 31, 2022, annualized return on average common equity was 11.14%, annualized return on average assets was 1.27%, and net interest margin was 3.43%, compared to 12.18%, 1.38% and 3.41%, respectively, for the quarter ended March 31, 2021.

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Great Southern President and CEO Joseph W. Turner commented, “First quarter earnings were solid. We recognize that there’s continued economic and societal uncertainty ahead, but we will remain focused on our customers’ needs and operate with a long-view mindset.

“In the first quarter of 2022, we earned $17.0 million ($1.30 per diluted common share), compared to $18.9 million ($1.36 per diluted common share) for the same period in 2021. Earnings in the first quarter of 2022 versus the first quarter of 2021 included much lower net deferred fee income accretion from PPP loans and lower income from the sale of fixed rate mortgage loans. However, earnings performance ratios were strong, with an annualized return on average assets of 1.27% and annualized return on average equity of 11.14%. Our net interest margin of 3.43% improved from 3.41% and 3.37%, respectively, during the first quarter and fourth quarter of 2021. The Federal Reserve Open Market Committee continues to signal a fairly quick rise in interest rates in 2022, which should positively impact our net interest income. Also, late in the first quarter of 2022, we used some of our excess funds that were being held at the Federal Reserve Bank to purchase investment securities, which will generate additional interest income. We also used some of our excess funds being held at the Federal Reserve Bank to fund new loan originations.

“During the first quarter, loan production and activity in our markets was quite vigorous, but repayment headwinds continue periodically. Total loans, excluding mortgage loans held for sale, increased about $104 million, or 2.5%. Increases in the multi-family, commercial real estate and one-to four-family residential loan categories primarily drove this growth. Our pipeline of loan commitments and the unfunded portion of loans grew by about $98 million from the end of 2021. Our new commercial loan production office in Phoenix opened midway through the quarter, and we are considering opening one or more additional LPO sites during 2022. Our business model for loan production offices includes hiring a local and seasoned commercial lender.”

Turner added, “Credit quality metrics remained excellent during the first quarter. At March 31, 2022, non-performing assets were $5.2 million, a decrease of $821,000 from the end of 2021. Non-performing assets to period-end assets were 0.10% at the end of the first quarter.

“With our strong capital position and in our effort to enhance long-term stockholder value, the Company continued to repurchase shares of our common stock during the first quarter. Approximately 419,000 shares at an average price of $60.40 were repurchased. We currently have about 750,000 shares available in our stock repurchase authorization.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2022	2021

Net interest income	$43,266	$44,089
Provision (credit) for credit losses on loans and unfunded commitments	(193)	(374)
Non-interest income	9,176	9,736
Non-interest expense	31,268	30,321
Provision for income taxes	4,380	5,010
Net income and net income available to common shareholders	$16,987	$18,868

Earnings per diluted common share	$1.30	$1.36

NET INTEREST INCOME

Net interest income for the first quarter of 2022 decreased $823,000 to $43.3 million, compared to $44.1 million for the first quarter of 2021. Net interest margin was 3.43% in the first quarter of 2022, compared to 3.41% in the same period of 2021, an increase of two basis points. Net interest margin was 3.37% in the fourth quarter of 2021. In comparing the 2022 and 2021 first quarter periods, the average yield on loans decreased 16 basis points while the average rate on interest-bearing deposits declined 22 basis points. The average interest rate spread was 3.31% for the three months ended March 31, 2022, compared to 3.23% for the three months ended March 31, 2021 and 3.25% for the three months ended December 31, 2021.

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Additionally, the Company’s net interest income included accretion of net deferred fees related to PPP loans originated in 2020 and 2021. The amount of net deferred fees recognized in interest income was $416,000 in the three months ended March 31, 2022 compared to $1.2 million in the three months ended March 31, 2021 and $1.6 million in the three months ended December 31, 2021. At March 31, 2022, remaining net deferred fees related to PPP loans was $88,000.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $2.0 million in the three months ended March 31, 2022 and 2021, respectively. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

The Company entered into an interest rate swap transaction, with an effective date of March 1, 2022, as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $300 million with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available).  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 0.2414%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate continues to exceed one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest in future periods, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income related to this swap transaction of $369,000 in the three months ended March 31, 2022.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2022, non-interest income decreased $560,000 to $9.2 million when compared to the quarter ended March 31, 2021, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $1.6 million compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2022 period compared to the 2021 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020 and 2021. As a result of the significant volume of refinance activity in 2020 and 2021, and as market interest rates have moved higher in the first quarter of 2022, mortgage refinance volume has decreased and loan originations and related gains on sales of these loans have decreased substantially.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $606,000 compared to the prior year period. This increase was almost entirely due to increased customer debit card transactions in the 2022 period compared to the 2021 first quarter. In the latter half of 2021 and in the first quarter of 2022, debit card usage by customers rebounded and was back to normal levels, and in many cases, increased levels of activity.

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•	Other income: Other income increased $255,000 compared to the prior year quarter. In the 2022 period, the Company recorded a one-time bonus of $500,000 from its card processor as a result of achieving certain benchmarks related to debit card activity.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2022, non-interest expense increased $947,000 to $31.3 million when compared to the quarter ended March 31, 2021, primarily as a result of the following item:

•	Salaries and employee benefits: Salaries and employee benefits increased $960,000 from the prior year quarter. A significant amount of this increase related to normal annual merit increases in various lending and operations areas. In 2022, many of these increases were larger than in previous years due to the current employment environment. In addition, the new Phoenix loan office was opened in the first quarter of 2022. Lastly, certain loan origination compensation costs were deferred under accounting standards in the 2021 period that related primarily to the origination of PPP loans; therefore, more costs were deferred in the 2021 period versus the 2022 period.

Other expense categories experienced smaller increases and decreases compared to the prior year quarter, including a $186,000 increase in travel and entertainment expenses as there was very little in-person activity in the 2021 period due to Covid-19 restrictions; a $120,000 increase in professional fees related to the swap transaction completed in 2022; a $131,000 decrease in amortization of deposit intangibles due to the completion of the amortization for the 2014 acquisitions; and a $105,000 decrease in expenses on other real estate owned and repossessions due to fewer foreclosed properties and repossessed autos in the 2022 quarter.

The Company’s efficiency ratio for the quarter ended March 31, 2022, was 59.62% compared to 56.33% for the same quarter in 2021. In the three-months ended March 31, 2022, the higher efficiency ratio was primarily due to an increase in non-interest expense. The Company’s ratio of non-interest expense to average assets was 2.34% and 2.22% for the three months ended March 31, 2022 and 2021, respectively. Average assets for the three months ended March 31, 2022, decreased $121.8 million, or 2.2%, compared to the three months ended March 31, 2021, primarily due to a decrease in net loans receivable, partially offset by increases in investment securities and interest bearing cash equivalents.

INCOME TAXES

For the three months ended March 31, 2022 and 2021, the Company's effective tax rate was 20.5% and 21.0%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates evolved throughout 2021 as taxable income and apportionment between states were analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of March 31, 2022, total stockholders’ equity and common stockholders’ equity were each $582.6 million (10.8% of total assets), equivalent to a book value of $45.65 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2021, were each $616.8 million (11.3% of total assets), equivalent to a book value of $46.98 per common share. At March 31, 2022, the Company’s tangible common equity to tangible assets ratio was 10.7%, compared to 11.2% at December 31, 2021. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at March 31, 2022 and December 31, 2021, were unrealized gains (losses) (net of taxes) on the Company’s available-for-sale investment securities totaling $(11.1 million) and $9.1 million, respectively. This change from a net unrealized gain to a net unrealized loss during the first quarter of 2022 primarily resulted from increasing market interest rates during the quarter, which decreased the fair value of investment securities. Also included in stockholders’ equity at March 31, 2022, were unrealized gains (net of taxes) on the Company’s held-to-maturity investment securities totaling $759,000. Approximately $227 million of investment securities which were previously included in available-for-sale were transferred to held-to-maturity during the first quarter of 2022.

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In addition, included in stockholders’ equity at March 31, 2022, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $22.1 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At March 31, 2022, the remaining pre-tax amount to be recorded in interest income was $28.6 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at March 31, 2022, was an unrealized loss (net of taxes) on the Company’s outstanding cash flow hedge (interest rate swap) totaling $3.1 million. Anticipated higher market interest rates have caused the fair value of this interest rate swap to decrease.

On a preliminary basis, as of March 31, 2022, the Company’s Tier 1 Leverage Ratio was 11.2%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 15.3%. On March 31, 2022, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.0%, Common Equity Tier 1 Capital Ratio was 13.3%, Tier 1 Capital Ratio was 13.3%, and Total Capital Ratio was 14.6%.

In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of April 19, 2022, a total of approximately 750,000 shares were available in our stock repurchase authorization.

During the three months ended March 31, 2022, the Company repurchased 419,215 shares of its common stock at an average price of $60.40 and declared a regular quarterly cash dividend of $0.36 per common share, which, combined, reduced stockholders’ equity by $29.9 million.

LOANS

Total net loans, excluding mortgage loans held for sale, increased $103.7 million, or 2.5%, from $4.08 billion at December 31, 2021 to $4.18 billion at March 31, 2022. This increase was primarily in other residential (multi-family) loans ($152 million increase), commercial real estate loans ($82 million increase), and one- to four-family residential real estate loans ($51 million increase). These increases were partially offset by a decrease in construction loans ($181 million decrease). The pipeline of loan commitments and the unfunded portion of construction loans remained strong in the first quarter of 2022. As construction projects were completed, the related loans were moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

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Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$185,101	$175,682	$164,480	$155,831
Secured by real estate (not one- to four-family)	—	23,752	22,273	19,512
Not secured by real estate - commercial business	89,252	91,786	77,411	83,782

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	75,214	74,501	42,162	48,213
Secured by real estate (not one-to four-family)	1,089,844	1,092,029	823,106	798,810

Loan commitments not closed
Secured by real estate (one-to four-family)	109,472	53,529	85,917	69,295
Secured by real estate (not one-to four-family)	212,264	146,826	45,860	92,434
Not secured by real estate - commercial business	8,223	12,920	699	—

	$1,769,370	$1,671,025	$1,261,908	$1,267,877

DEPLOYMENT OF CASH EQUIVALENTS

During the three months ended March 31, 2022, the mix of the Company’s assets shifted somewhat, with net increases in outstanding loan balances and investment securities. The Company used excess funds that were previously held on account at the Federal Reserve Bank to fund the increases in loans and investments. Investments increased $188 million and outstanding loans increased $104 million, while cash equivalents decreased $365 million. Total investment purchases in the first quarter of 2022 (75% of purchases occurred in March) were approximately $250 million, with those securities expected to yield approximately 2.80%.

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaces the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index and national retail sales index.

Worsening economic conditions from the COVID-19 pandemic or similar events, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

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During the quarter ended March 31, 2022, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a $300,000 provision expense recorded for the quarter ended March 31, 2021. Total net recoveries were $43,000 and $64,000 for the three months ended March 31, 2022 and 2021, respectively. The negative provision for losses on unfunded commitments for the three months ended March 31, 2022 was $193,000, compared to a negative provision of $674,000 for the three months ended March 31, 2021. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.46% and 1.49% at March 31, 2022 and December 31, 2021, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2022, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At March 31, 2022, non-performing assets were $5.2 million, a decrease of $821,000 from $6.0 million at December 31, 2021. Non-performing assets as a percentage of total assets were 0.10% at March 31, 2022 and 0.11% at December 31, 2021. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2021, non-performing loans decreased $454,000 to $5.0 million at March 31, 2022, and foreclosed and repossessed assets decreased $367,000 to $221,000 at March 31, 2022. Non-performing one- to four-family residential loans comprised $2.0 million, or 40.3%, of the total non-performing loans at March 31, 2022, a decrease of $212,000 from December 31, 2021. Non-performing commercial real estate loans comprised $1.8 million, or 35.7%, of the total non-performing loans at March 31, 2022, a decrease of $233,000 from December 31, 2021. Non-performing consumer loans comprised $724,000, or 14.6%, of the total non-performing loans at March 31, 2022, a decrease of $9,000 from December 31, 2021. Non-performing construction and land development loans comprised $468,000, or 9.4%, of the total non-performing loans at March 31, 2022, unchanged from December 31, 2021.

Activity in the non-performing loans categories during the quarter ended March 31, 2022, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	468	—	—	—	—	—	—	468
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,216	—	—	(5)	—	(36)	(171)	2,004
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,006	—	—	—	—	—	(233)	1,773
Commercial business	—	—	—	—	—	—	—	—
Consumer	733	32	—	(4)	—	(7)	(30)	724
Total non-performing loans	$5,423	$32	$—	$(9)	$—	$(43)	$(434)	$4,969

FDIC-assisted acquired loans included above	$1,736	$—	$—	$—	$—	$—	$(84)	$1,652

At March 31, 2022, the non-performing one- to four-family residential category included 34 loans, none of which were added during the current quarter. The largest relationship in the category totaled $322,000, or 16.1% of the total category. The non-performing commercial real estate category includes two loans, neither of which were added during the current quarter. The largest relationship in the category, which totaled $1.5 million, or 86.1% of the total category, was transferred from potential problems during the fourth quarter of 2021, and is collateralized by a mixed use commercial retail building. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $468,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing consumer category included 30 loans, four of which were added during the current quarter.

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Compared to December 31, 2021, potential problem loans decreased $117,000 to $1.9 million at March 31, 2022. The decrease during the quarter was primarily due to $111,000 in payments, $14,000 in repossessions and $9,000 in loans charged off, partially offset by $17,000 in loans added to potential problem loans.

Activity in the potential problem loans category during the quarter ended March 31, 2022, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	15	—	—	—	—	—	(3)	12
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,432	5	—	—	—	—	(55)	1,382
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	210	—	—	—	—	—	(5)	205
Commercial business	—	—	—	—	—	—	—	—
Consumer	323	12	—	—	(14)	(9)	(48)	264
Total potential problem loans	$1,980	$17	$—	$—	$(14)	$(9)	$(111)	$1,863

FDIC-assisted acquired loans included above	$1,004	$—	$—	$—	$—	$—	$(17)	$987

At March 31, 2022, the one- to four-family residential category of potential problem loans included 25 loans, one of which was added during the current quarter. The largest relationship in this category totaled $168,000, or 12.2% of the total category. The commercial real estate category of potential problem loans included one loan, which was added in a previous period. The consumer category of potential problem loans included 23 loans, four of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2022, excluding $1.5 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	315	—	(300)	—	(15)	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	183	—	—	—	—	183
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	90	78	(130)	—	—	38
Total foreclosed assets and repossessions	$588	$78	$(430)	$—	$(15)	$221

FDIC-assisted acquired assets included above	$498	$—	$(300)	$—	$(15)	$183

At March 31, 2022, the one- to four-family residential category of foreclosed assets consisted of two properties (both of which were FDIC-assisted acquired assets). The land development category of foreclosed assets previously consisted of one property in central Iowa (this was an FDIC-assisted acquired asset) which was sold during the current quarter. The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

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BUSINESS INITIATIVES

Great Southern continues to monitor and respond to the effects of the COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities, while maintaining uninterrupted service, are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being followed to make informed operational decisions, if necessary.

During 2022, the high-performing banking center in Kimberling City, Missouri, will be replaced with a newly constructed building on the same property at 14309 Highway 13. Customers will be served in a temporary building on the property during construction. The new office is expected to open in the fourth quarter of 2022. Including this office, the Company operates three banking centers in the Branson Tri-Lakes area of southwest Missouri.

In February 2022, the Company opened a new commercial loan production office (LPO) in Phoenix, Arizona, which represents the seventh LPO in the Company’s franchise. A local and highly-experienced lender was hired to manage the office. The new LPO will provide a wide variety of the Bank’s commercial lending services, including commercial real estate loans for new and existing properties and commercial construction loans. The Company expects to continue looking for opportunities to open additional LPOs in other markets during 2022.

The Company announced that its 2022 Annual Meeting of Stockholders, to be held at 10 a.m. Central Time on May 11, 2022, will be a virtual meeting over the internet and will not be held at a physical location. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 2, 2022, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com, (click “About” then “Investor Relations”) for additional information about the virtual meeting.

The Company will host a conference call on Thursday, April 21, 2022, at 2:00 p.m. Central Time to discuss first quarter 2022 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 3028168. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 93 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Nebraska, Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

9

Forward-Looking Statements

When used in this press release and in documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have improved, increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business; (xi) changes in accounting policies and practices or accounting standards; (xii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2022 and 2021, and the three months ended December 31, 2021, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2022	2021
Selected Financial Condition Data:	(In thousands)

Total assets	$5,374,276	$5,449,944
Loans receivable, gross	4,111,487	4,077,553
Allowance for credit losses	60,797	60,754
Other real estate owned, net	1,720	2,087
Available-for-sale securities, at fair value	461,375	501,032
Held-to-maturity securities, at amortized cost	227,441	—
Deposits	4,489,337	4,552,101
Total borrowings	250,793	238,713
Total stockholders’ equity	582,551	616,752
Non-performing assets	5,190	6,011

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021
	(In thousands)
Selected Operating Data:
Interest income	$46,673	$50,633	$47,948
Interest expense	3,407	6,544	3,723
Net interest income	43,266	44,089	44,225
Provision (credit) for credit losses on loans and unfunded commitments	(193)	(374)	(1,723)
Non-interest income	9,176	9,736	9,198
Non-interest expense	31,268	30,321	35,784
Provision for income taxes	4,380	5,010	4,081
Net income and net income available to common shareholders	$16,987	$18,868	$15,281

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2022	2021	2021
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.30	$1.36	$1.14
Book value	$45.65	$44.65	$46.98

Earnings Performance Ratios:
Annualized return on average assets	1.27%	1.38%	1.13%
Annualized return on average common stockholders’ equity	11.14%	12.18%	9.74%
Net interest margin	3.43%	3.41%	3.37%
Average interest rate spread	3.31%	3.23%	3.25%
Efficiency ratio	59.62%	56.33%	66.98%
Non-interest expense to average total assets	2.34%	2.22%	2.64%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.46%	1.56%	1.49%
Non-performing assets to period-end assets	0.10%	0.19%	0.11%
Non-performing loans to period-end loans	0.12%	0.22%	0.13%
Annualized net charge-offs (recoveries) to average loans	0.00%	(0.01)%	0.00%

11

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	March 31, 2022	December 31, 2021

Assets
Cash	$90,481	$90,008
Interest-bearing deposits in other financial institutions	262,557	627,259
Cash and cash equivalents	353,038	717,267

Available-for-sale securities	461,375	501,032
Held-to-maturity securities	227,441	—
Mortgage loans held for sale	1,672	8,735
Loans receivable, net of allowance for credit losses of $60,797 – March 2022; $60,754 – December 2021	4,111,487	4,007,500
Interest receivable	12,458	10,705
Prepaid expenses and other assets	44,994	45,176
Other real estate owned and repossessions (1), net	1,720	2,087
Premises and equipment, net	131,742	132,733
Goodwill and other intangible assets	5,923	6,081
Federal Home Loan Bank stock and other interest-earning assets	6,564	6,655
Current and deferred income taxes	15,862	11,973

Total Assets	$5,374,276	$5,449,944

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,489,337	$4,552,101
Securities sold under reverse repurchase agreements with customers	148,019	137,116
Short-term borrowings	2,942	1,839
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	74,058	73,984
Accrued interest payable	1,656	646
Advances from borrowers for taxes and insurance	7,325	6,147
Accounts payable and accrued expenses	33,178	25,956
Liability for unfunded commitments	9,436	9,629
Total Liabilities	4,791,725	4,833,192

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2022 and December 2021 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2022 – 12,760,972 shares; December 2021 – 13,128,493 shares	128	131
Additional paid-in capital	40,004	38,314
Retained earnings	533,736	545,548
Accumulated other comprehensive gain	8,683	32,759
Total Stockholders’ Equity	582,551	616,752

Total Liabilities and Stockholders’ Equity	$5,374,276	$5,449,944

(1)	At both March 31, 2022 and December 31, 2021 includes $1.5 million of properties which were not acquired through foreclosure, but are held for sale.

12

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Interest Income
Loans	$43,065	$47,709	$44,664
Investment securities and other	3,608	2,924	3,284
	46,673	50,633	47,948
Interest Expense
Deposits	2,173	4,222	2,498
Securities sold under reverse repurchase agreements	10	9	8
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	1	—	—
Subordinated debentures issued to capital trust	118	113	111
Subordinated notes	1,105	2,200	1,106
	3,407	6,544	3,723

Net Interest Income	43,266	44,089	44,225
Provision (Credit) for Credit Losses on Loans	—	300	(3,000)
Provision (Credit) for Unfunded Commitments	(193)	(674)	1,277
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	43,459	44,463	45,948

Noninterest Income
Commissions	297	282	287
Overdraft and Insufficient funds fees	1,865	1,444	1,870
POS and ATM fee income and service charges	3,964	3,358	3,986
Net gains on loan sales	1,134	2,688	1,821
Net realized gain on sale of available for sale securities	7	—	—
Late charges and fees on loans	313	301	293
Gain (loss) on derivative interest rate products	152	474	(29)
Other income	1,444	1,189	970
	9,176	9,736	9,198

Noninterest Expense
Salaries and employee benefits	18,080	17,120	17,403
Net occupancy and equipment expense	6,878	7,062	8,150
Postage	787	878	777
Insurance	794	760	767
Advertising	555	585	885
Office supplies and printing	218	277	210
Telephone	850	881	861
Legal, audit and other professional fees	805	647	4,741
Expense on other real estate and repossessions	163	268	153
Acquired deposit intangible asset amortization	158	289	158
Other operating expenses	1,980	1,554	1,679
	31,268	30,321	35,784
Income Before Income Taxes	21,367	23,878	19,362
Provision for Income Taxes	4,380	5,010	4,081

Net Income and Net Income Available to Common Stockholders	$16,987	$18,868	$15,281

Earnings Per Common Share
Basic	$1.31	$1.38	$1.15
Diluted	$1.30	$1.36	$1.14

Dividends Declared Per Common Share	$0.36	$0.34	$0.36

13

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.7 million and $2.5 million for the three months ended March 31, 2022 and 2021, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2022	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.21%	$701,330	$6,041	3.49%	$664,562	$6,516	3.98%
Other residential	4.14	759,622	8,417	4.49	999,094	10,927	4.44
Commercial real estate	4.07	1,489,762	15,346	4.18	1,562,689	16,584	4.30
Construction	4.19	668,220	7,529	4.57	604,382	6,731	4.52
Commercial business	3.95	289,230	3,326	4.66	323,429	3,887	4.87
Other loans	4.57	204,510	2,244	4.45	237,499	2,891	4.94
Industrial revenue bonds	4.47	13,983	162	4.69	14,924	173	4.70

Total loans receivable	4.13	4,126,657	43,065	4.23	4,406,579	47,709	4.39

Investment securities	2.54	533,976	3,410	2.59	414,696	2,817	2.75
Other interest-earning assets	0.39	458,643	198	0.18	419,426	107	0.10

Total interest-earning assets	3.73	5,119,276	46,673	3.70	5,240,701	50,633	3.92
Non-interest-earning assets:
Cash and cash equivalents		90,586			94,210
Other non-earning assets		136,701			133,443
Total assets		$5,346,563			$5,468,354

Interest-bearing liabilities:
Interest-bearing demand and savings	0.12	$2,375,943	777	0.13	$2,188,978	1,194	0.22
Time deposits	0.58	931,085	1,396	0.61	1,312,089	3,028	0.94
Total deposits	0.24	3,307,028	2,173	0.27	3,501,067	4,222	0.49
Securities sold under reverse repurchase agreements	0.03	128,264	10	0.03	144,487	9	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	0.33	3,628	1	0.08	1,661	—	—
Subordinated debentures issued to capital trust	1.92	25,774	118	1.86	25,774	113	1.78
Subordinated notes	5.97	74,019	1,105	6.06	148,514	2,200	6.01

Total interest-bearing liabilities	0.36	3,538,713	3,407	0.39	3,821,503	6,544	0.69
Non-interest-bearing liabilities:
Demand deposits		1,160,013			983,120
Other liabilities		37,907			43,890
Total liabilities		4,736,633			4,848,513
Stockholders’ equity		609,930			619,841
Total liabilities and stockholders’ equity		$5,346,563			$5,468,354

Net interest income:
Interest rate spread	3.37%		$43,266	3.31%		$44,089	3.23%
Net interest margin*				3.43%			3.41%
Average interest-earning assets to average interest-bearing liabilities		144.7%			137.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

14

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial measurement includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2022	2021
	(Dollars in thousands)

Common equity at period end	$582,551	$616,752
Less: Intangible assets at period end	5,923	6,081
Tangible common equity at period end (a)	$576,628	$610,671

Total assets at period end	$5,374,276	$5,449,944
Less: Intangible assets at period end	5,923	6,081
Tangible assets at period end (b)	$5,368,353	$5,443,863

Tangible common equity to tangible assets (a) / (b)	10.74%	11.22%

15